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                                                                    Exhibit 99.1

                          Click Commerce Press Release

                CLICK COMMERCE BOARD APPROVES REVERSE STOCK SPLIT

              Action Intended to Satisfy Nasdaq Listing Requirement

CHICAGO - September 3, 2002 - Click Commerce, Inc., (Nasdaq: CKCM), the most widely deployed provider of partner portal software, today announced that its Board of Directors has authorized a reverse stock split at a ratio of one-for-five (1:5), and has set September 4, 2002 as the effective date for the reverse stock split. Click Commerce is taking this action in order to satisfy the Nasdaq minimum bid price requirement. Click Commerce's stockholders, by an overwhelming majority, approved the reverse stock split at a special meeting of stockholders held August 30, 2002.

"We have been executing well on our business strategy to focus on achieving profitability while keeping our customers happy, maintaining our product leadership and winning new customers," said Michael W. Ferro, Jr., Chairman and Chief Executive Officer of Click Commerce. "We believe we can continue this momentum and although it is not possible to predict future market conditions, we believe that implementing a reverse stock split will result in a trading price above the $1.00 per share minimum bid price requirement necessary for Click Commerce to meet the requirements for continued listing of its common stock on The Nasdaq National Market."

Click Commerce believes that the reverse stock split will result in a trading price above the $1.00 per share minimum bid price requirement. However since this requirement will not have been satisfied for 10 consecutive trading days by September 5, 2002, Click Commerce expects to receive a Nasdaq Staff Determination letter at the close of business on September 5, 2002, indicating that Click Commerce's common stock has not complied with the $1.00 minimum bid price requirement for continued listing on The Nasdaq National Market set forth in Nasdaq Marketplace Rule 4450(a)(5), and that Click Commerce's common stock will therefore be subject to delisting from The Nasdaq National Market.

Click Commerce intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination once it receives this letter. Click Commerce has been advised that Nasdaq will not take any action to delist Click Commerce's common stock pending the conclusion of that hearing and that if the Click Commerce common stock continues to trade above the $1.00 minimum bid price requirement for 10 consecutive trading days and Click Commerce continues to satisfy all other minimum listing conditions, such hearing may not be required.

Shares of Click Commerce common stock will trade under the symbol "CKCMD" for 20 days after the reverse split goes into effect.

About Click Commerce, Inc.
Click Commerce (Nasdaq: CKCM - News) provides configurable portal solutions that enable global corporations to gain competitive advantage through improved relationships and operational efficiencies within their distribution channels through online commerce, channel

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management and partner relationship management. Corporations such as Black &
Decker, Delphi, Emerson, Equistar, Kawasaki, Lubrizol, Mitsubishi, Motorola and Volvo have transformed their channel relationships using the Click Commerce Partner Portal and Click Commerce Applications.

Founded in 1996, Click Commerce leverages more than five years of channel management expertise to enable global enterprises to significantly increase brand loyalty, customer satisfaction and financial performance. The company's software is used by corporations in more than 70 countries and in 15 languages. Visit Click Commerce at www.clickcommerce.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended: Statements in this press release that are not historical facts and refer to the company's future prospects are "forward looking statements" under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by words such as "expect," "anticipate," "intend," "believe," "hope," "assume," "estimate" and other similar words and expressions. The statements are subject to risks and uncertainties and actual results may differ materially from those indicated by these forward-looking statements as a result of various factors, including but not limited to, the ability of Click Commerce to execute on its plan to enter into strategic alliances with system integrators and business consultants, the extent of customer acceptance and utilization of Click Commerce's Channel Management solutions, the impact of competitive products and services, the company's ability to manage growth and to develop new and enhanced versions of its products and services, the effect of economic and business conditions, the company's ability to expand overseas, changes in technology, deployment delays or errors associated with the company's products and the company's ability to protect its intellectual property rights.